Exhibit 5.1

Opinion of Michael Cahill

November 18, 2010

City National Corporation

555 S. Flower Street

Los Angeles, California 90071

Re:          City National Corporation 2008 Omnibus Plan (As Amended)

Gentlemen:

As counsel to City National Corporation (the “Company”), I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of common stock of the Company, $1.00 par value (the “Shares”) which will be issuable under the City National Corporation 2008 Omnibus Plan (As Amended) (the “2008 Plan”).

As counsel to the Company in connection with the Registration Statement, I have examined the proceedings taken by the Company in connection with the adoption and amendment of the 2008 Plan and the authorization of the issuance of the Shares, and such documents as I have deemed necessary to render this opinion.

Based upon the foregoing, I am of the opinion that the Shares, when issued and sold pursuant to the terms of the 2008 Plan, will be legally issued, fully paid and non assessable.

I am admitted to practice in the State of California.  This opinion is limited to the laws of that state, the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael Cahill
Michael B. Cahill

Executive Vice President, General Counsel & Corporate Secretary